Exhibit 1.1

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Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Scot McLeod CDC Software 770.351.9600 ScotMcLeod@CDCsoftware.com

CDC Software Expands Presence in Australia with Acquisition of CRM and Business Intelligence Solutions Provider

SYDNEY, AUSTRALIA, ATLANTA – September 12, 2006 – CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced the acquisition of Brilliant Training and Consulting (Brilliant) in Australia. The acquisition provides a strategic fit into Praxa Australia, CDC Software’s consulting services company in Australia, and significantly strengthens CDC Australia’s position in the IT Software and Services market. Brilliant has built a reputation of success in Australia over the past 13 years for their CRM and business intelligence services, and have been providing these services to many large commercial clients as well as local and state governments.

“This agreement with Brilliant represents the third investment under our Franchise Partner Program – this one in the form of an outright acquisition,” said Peter Yip, CEO of CDC Software. “The addition of Brilliant expands our distribution and adds value-added services and implementation skill sets to Praxa. Through this additional reach, we will accelerate sales of our Pivotal and c360 CRM products in the emerging Australia market which will serve as a springboard for further expansion in Southeast Asia.”

“Brilliant has developed proven, specialized capabilities for the robust markets of CRM and business intelligence services in Australia,” said John Clough, vice chairman of board for CDC Software and chairman of Praxa Limited. “Their expertise and services will be highly valued, both by our customers implementing commodity CRM solutions with the c360 add-on products for the Microsoft Dynamics CRM platform, as well as our customers deploying competitively-differentiating CRM solutions with our Pivotal CRM applications. At the same time, clients of Brilliant will be able to take advantage of the broader range of applications and development capabilities offered by Praxa and CDC Software.”

“This is a highly complementary addition to Praxa and CDC Software in Australia. We have successfully worked together as partners for many years, and this business combination will be beneficial to both businesses and our combined family of customers,” said Liz Poy, general manager Praxa NSW. “We bring a satisfied, loyal client base and a team of highly skilled, certified consultants and trainers that can be capitalized on from day-one. Brilliant has an excellent reputation in the Australian market for consulting and training in solutions for CRM and business intelligence, both of which are strategic solutions for CDC Software and their customers.”

About Brilliant Training & Consulting PTY LTD
Brilliant Training and Consulting is a CRM and Business Intelligence solution provider with offices in Sydney and Melbourne delivering end to end business intelligence solutions encompassing licensing, training and consulting. Brilliant’s CRM and Business Intelligence consultants provide real world, technical and functional expertise necessary to guide organizations through the planning, development and implementation stages of Enterprise Reporting, Analytics and Data Warehousing projects. For more information visit www.brilliant.net.au

About Praxa
Praxa Limited is a leading Australian IT professional services provider to corporate and government market sectors. The company specializes in providing mission critical applications and managed services to enterprises. Praxa started trading in 1982 and is now the consulting services division of CDC Software in Australia. For more information, please visit www.praxa.com.au

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the acquisition of Brilliant Training & Consulting PTY LTD, development of CDC Software’s Franchise Partner Program, future opportunities with channel partners, future development of enterprise software on a global scale, growth in CDC Software’s business in targeted geographic markets and the ability to provide expansion and support to developing countries. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to accelerate sales of our Pivotal and c360 CRM products, the ability to make changes in business strategy, development plans and product offerings; the ability to identify and enlist additional partners in the Franchise Partner Program and the development of the enterprise software sector on a global scale. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.